Exhibit 10.107

[Form of] Management Exchange Agreement

[Date]

[Full Name]

Dear [First Name]:

You currently hold equity units in NCL Corporation Ltd. (“NCLC”) that represent a capital interest in NCLC (the “NCLC Units”). Each of your vested NCLC Units may currently be exchanged for one ordinary share of Norwegian Cruise Line Holdings Ltd. (“NCLH”), subject to the terms of the Exchange Agreement for NCLC (as amended, the “Exchange Agreement”).

Management has determined that it is in the best interests of NCLC and NCLH for all of the holders of NCLC Units (other than NCLH) to exchange their units for ordinary shares of NCLH at this time. We expect that the extra SEC, financial and tax reporting and administrative costs associated with our current operating structure will be reduced as a result of NCLH becoming the sole member and 100% owner of the economic interests in NCLC. If you exchange your units, beginning in 2015 you will no longer receive IRS Schedule K-1’s.

The Board has approved several important benefits for you to help facilitate your exchange at this time. These benefits are described in more detail below. You will only be entitled to these benefits if you sign and return this Management Exchange Agreement to us prior to the deadline of November 14, 2014, so please make sure to return a signed copy to us before the deadline.

We intend to terminate your ability to exchange your NCLC Units for ordinary shares of NCLH under the Exchange Agreement no later than December 31, 2014. We also intend to stop paying you “tax distributions” (which are described below) with respect to your NCLC Units. If there are any holders of NCLC Units who have not exchanged their units prior to December 31, 2014, we intend to force their exchange of NCLC Units for ordinary shares of NCLH no later than December 31, 2014. As a result, if you fail to sign and return this Management Exchange Agreement to us prior to November 14, 2014, in addition to not being eligible to receive the important benefits described below, your NCLC Units will cease to be liquid and we intend to force your exchange of NCLC Units prior to December 31, 2014 in any event.

New Benefits Approved for NCLC Unit Holders Who Sign the Management Exchange Agreement

If you sign and return this Management Exchange Agreement to us prior to November 14, 2014, you will become entitled to the following payments and benefits. These payments and benefits are being provided to offer you an economic incentive to exchange your NCLC Units at

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this time, and to help deal with the U.S. tax consequences that will be triggered by the exchange. We have carefully structured this package of payments and benefits, and these payments and benefits will only be made available to you if you agree to exchange all of your NCLC Units at this time.

Non-Pro-Rata Tax Distribution Settlement. Your NCLC Units are governed by the Amended and Restated United States Tax Agreement for NCLC (as amended, the “Tax Agreement”). As referenced above, to the extent funds are legally available, the Tax Agreement provides that NCLC will make “tax distributions” to you to provide you with a source of available funds to help satisfy U.S. tax liabilities related to your ownership of NCLC Units. The Tax Agreement currently provides that any non-pro-rata tax distributions paid to you, relative to NCLH, will reduce the amounts you would otherwise have been entitled to receive with respect to your NCLC Units, and requires that any such unpaid tax distributions be settled upon the exchange of your NCLC Units by a reduction in the amount of cash or NCLH shares you receive or via a cash payment from you.

In connection with this Management Exchange Agreement we have agreed to waive the requirement that you settle any outstanding non-pro-rata tax distributions. This waiver does not apply to any non-pro-rata tax distributions that may have previously been settled in connection with prior exchanges of NCLC Units by you.

You currently have $[________] of total outstanding non-pro-rata tax distributions. If you timely sign and return this Management Exchange Agreement, this amount will be forgiven by NCLC and NCLH upon the exchange of your NCLC Units.

Tax Gross-Up Payment. The forgiveness of your $[________] of total outstanding non-pro-rata tax distributions will cause you to recognize additional taxable income under U.S. tax laws (the “Additional Income”). Unlike payments of base salary or bonuses where applicable taxes are withheld directly from the cash payable to you, there is no cash payment associated with the Additional Income, and you would be directly responsible (and would have to come “out-of-pocket”) for the applicable taxes. In order to help prevent you from having to come out-of-pocket for the applicable taxes, we have agreed to provide you with a tax “gross-up” payment to help cover the applicable taxes (the “Gross-Up Payment”). The amount of the Gross-Up Payment will be estimated by us and will be equal to an amount that will cover the applicable tax on the Additional Income you receive as a result of the forgiveness. We estimate that the amount of your Gross-Up Payment will be approximately $[________]. If you timely sign and return this Management Exchange Agreement, this Gross-Up Payment will be processed no later than December 31, 2014.

Accelerated Vesting of 20% of Unvested NCLC Units. This Management Exchange Agreement requires you to agree to exchange all of your NCLC Units, whether the units are vested or unvested at the time of the exchange. As described in more detail below, the exchange of your NCLC Units for NCLH ordinary shares will be a taxable transaction, even when you are exchanging unvested NCLC Units. In order to help provide you with an additional means to satisfy the taxes triggered by the exchange, we have agreed to accelerate the vesting of 20% of the total number of unvested NCLC Units that you currently hold (the “Accelerated Vesting”). The Accelerated Vesting will be applied pro-rata to each vesting tranche of time-based and

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performance-based NCLC Units that you hold. (For example, if you have 20 unvested time-based units that are scheduled to vest on 3/1/15, 20 unvested time-based units that are scheduled to vest on 3/1/16, and 100 unvested performance-based units >> 4 of the time-based units scheduled to vest on 3/1/15 will vest, 4 of the time-based units scheduled to vest on 3/1/16 will vest and 20 of the performance-based units will vest.)

If you timely sign and return this Management Exchange Agreement, you will automatically receive the Accelerated Vesting described above.

Automatic Sale of 20% of Exchanged NCLC Units. Upon the exchange of your NCLC Units for ordinary shares of NCLH, you may (subject to applicable restrictions under the U.S. securities laws or our insider trading policy), generally choose to sell any vested ordinary shares of NCLH that you acquire. In order to help you satisfy the taxes triggered by the exchange of your NCLC Units for ordinary shares of NCLH, unless you elect otherwise, this Management Exchange Agreement authorizes us to automatically sell vested NCLH ordinary shares representing 20% of the total number of NCLC Units exchanged by you immediately following the exchange. We have agreed to cover brokerage costs associated with this sale of vested NCLH ordinary shares representing 20% of the total number of NCLC Units exchanged by you, and the proceeds of this sale will be remitted to you to help you pay the taxes triggered by the exchange.

If you timely sign and return this Management Exchange Agreement, unless you elect otherwise, we will automatically sell vested NCLH ordinary shares representing 20% of the total number of NCLC Units exchanged by you immediately following the exchange.

Ability to Exchange Unvested Units. The Exchange Agreement currently only permits you to exchange your vested NCLC Units. Your unvested NCLC Units may not be exchanged for NCLH ordinary shares until the time (if any) that they vest. If you timely sign and return this Management Exchange Agreement, you will be entitled to exchange both your vested and unvested NCLC Units pursuant to the Exchange Agreement.

Restrictions Applicable to NCLH Shares Received in Exchange for Unvested NCLC Units

As described above, this Management Exchange Agreement requires you to agree to exchange all of your NCLC Units, whether vested or unvested. Any NCLH ordinary shares that you receive in exchange for unvested NCLC Units will be restricted shares that will continue to remain subject to the same vesting requirements that were applicable to the unvested NCLC Units for which they were exchanged (the “Restricted Shares”). Importantly, any NCLH ordinary shares received in exchange for any NCLC Units that will become vested as part of the Accelerated Vesting will be fully vested and will not be Restricted Shares.

For example, assume that you hold 100 unvested NCLC Units and that 10 are time-based units that are scheduled to vest on 3/1/15, 10 are time-based units that are scheduled to vest on 3/1/16, and 80 are performance-based units. If you receive 100 NCLH Restricted Shares in exchange for these unvested NCLC Units, 10 of the Restricted Shares will be time-based Restricted Shares that are scheduled to vest on 3/1/15, 10 of the Restricted Shares will be time-based Restricted Shares that are scheduled to vest on 3/1/16, and 80 of the Restricted Shares will

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be performance-based Restricted Shares that are scheduled to vest on an Apollo realization event based on the multiple of invested capital achieved by Apollo.

By signing this Management Exchange Agreement below, you hereby agree to the following terms with respect to your Restricted Shares:

•	Prior to the time that they have become vested, neither the Restricted Shares nor any interest therein may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence will not apply to (a) transfers to us, or (b) transfers by will or the laws of descent and distribution.

•	Any certificates representing the Restricted Shares that may be delivered to you prior to vesting will be redelivered to NCLH to be held by NCLH until the restrictions on these shares have lapsed and the shares have become vested or the shares represented thereby have been forfeited. Such certificates shall bear the following legend and any other legends we may determine to be necessary or advisable to comply with all applicable laws, rules, and regulations: “The ownership of this certificate and the shares evidenced hereby and any interest therein are subject to substantial restrictions on transfer under an Agreement entered into between the registered owner and NCLH. A copy of such Agreement is on file in the office of the Assistant Secretary of NCLH.” For any Restricted Shares issued in book entry form, notations regarding the applicable restrictions on transfer imposed under this Management Exchange Agreement shall be included.

•	You hereby appoint NCLH and each of its authorized representatives as your attorney(s) in fact to effect any transfer of unvested forfeited Restricted Shares to NCLH and to execute such documents as NCLH or such representatives deem necessary or advisable in connection with any such transfer.

•	You hereby agree to timely (and in all events within 30 days after the date of the exchange of your NCLC Units) and properly make an election under Section 83(b) of the Internal Revenue Code of 1986 (the “Code”) with respect to your Restricted Shares in the form attached hereto as Exhibit A. You hereby acknowledge that it is your sole responsibility (and not ours) to file timely the election under Section 83(b) of the Code required pursuant to this Management Exchange Agreement.

Tax Considerations for NCLC Units and NCLH Ordinary Shares Received Upon Exchange

As noted above, the exchange of your NCLC Units (whether the NCLC Units are vested or unvested) for NCLH ordinary shares will be a taxable transaction. You will recognize gain on the exchange of your NCLC Units equal to the difference between the fair market value of the NCLH ordinary shares received, as of the date of the exchange, less your tax basis in the NCLC Units surrendered. Your tax basis in the NCLH ordinary shares received will be equal to the fair market value of such shares on the date of the exchange and you will begin a new holding period

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for determining long or short-term capital gain as of the day following the exchange. For example, if the fair market value of the NCLH ordinary shares received on the date of the exchange was $33 and you sold those same shares for $33 on that same date or thereafter, you would not recognize any additional capital gain as a result of the sale of the shares. However, any future appreciation or depreciation in the value of the shares after the date of the exchange will be either a long or short-term capital gain or loss.

If any of the NCLH ordinary shares received are Restricted Shares, you must timely (and in all events within 30 days after the date of the exchange of your NCLC Units) and properly make the election under Section 83(b) of the Code described above. If you fail to timely and properly make a valid Section 83(b) election with respect to any Restricted Shares, any appreciation in the value of the Restricted Shares following the exchange up until the time (if any) that the Restricted Shares vest will likely be taxed at ordinary income rates instead of at capital gain rates. You will not be required to recognize any additional taxable income by making a Section 83(b) election with respect to your Restricted Shares.

You should consult your own tax advisor regarding the specific consequences to you of the ownership and disposition of the NCLC Units and NCLH ordinary shares.

Agreement to Exchange NCLC Units

By signing this Management Exchange Agreement below, you hereby authorize NCLH and each of its authorized representatives (the “Representatives”) as your attorney(s) in fact to effect the exchange of all of your NCLC Units for ordinary shares of NCLH on a date following November 14, 2014 and prior to December 1, 2014 to be determined by the Representatives (the “Exchange Date”). You also hereby authorize the Representatives as your attorney(s) in fact to complete the appropriate written notice of exchange and any other appropriate documents required to effect the exchange on the Exchange Date on your behalf.

In addition, unless you elect otherwise by checking the box below, you hereby authorize the Representatives as your attorney(s) in fact to effect the sale of vested NCLH ordinary shares representing 20% of the total number of NCLC Units exchanged by you immediately following the exchange, with such sale to take place on the Exchange Date or as soon as practicable thereafter.

☐	By checking this box, I hereby elect NOT to authorize the Representatives to effect the sale of vested NCLH ordinary shares representing 20% of the total number of NCLC Units exchanged by me.

Once you elect to exchange your NCLC Units, you will surrender all of your rights with respect to the NCLC Units.

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Miscellaneous

This Management Exchange Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to conflict of law principles thereunder.

Nothing contained in this Management Exchange Agreement constitutes a continued employment or service commitment by us, or confers upon you any right to remain employed by or in service to us.

This Management Exchange Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Photographic or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

Further Questions

If you have any questions regarding the terms of this Management Exchange Agreement, please contact George Chesney at 305.436.4701. If you have any questions regarding the tax, financial and other consequences of the exchange of your NCLC Units for ordinary shares of NCLH or future sales of the exchanged NCLH ordinary shares, you should contact your own legal counsel, tax advisors, and/or investment advisors.

Please sign and return this Management Exchange Agreement to us no later than November 14, 2014.

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Please sign below to indicate your agreement to the terms of this Management Exchange Agreement. Your signed copy of this Management Exchange Agreement should be returned to us no later than November 14, 2014.

Sincerely,

Daniel S. Farkas
Senior Vice President & General Counsel

AGREED AND ACCEPTED:

Name:	Date:

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EXHIBIT A

Section 83(b) Tax Election

The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income the fair market value of the property described below and supplies the following information in accordance with Treasury Regulation section 1.83-2:

(1)	The taxpayer who performed the services is:

Name:
Address:
Taxpayer Ident. No.:	(Social Security Number)
Taxable Year:	2014

(2)	The property with respect to which the election is being made is ordinary shares of Norwegian Cruise Line Holdings Ltd., a company organized under the laws of Bermuda.

(3)	The property was issued on [__________], 2014.

(4)	The property is subject to forfeiture if for any reason taxpayer’s employment with the issuer is terminated prior to the property becoming vested. A portion of the property will become vested [Insert time-based vesting schedule], while the remaining portion of the property will become vested if the taxpayer remains employed through the date of a realization event for one of the issuer’s shareholders and the shareholder achieves a specified multiple of its invested capital.

(5)	The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is [$ Insert price on date of exchange] per share.

(6)	The amount paid for such property is [$ Insert price on date of exchange] per share.

(7)	A copy of this statement was furnished to Norwegian Cruise Line Holdings Ltd., a company organized under the laws of Bermuda, the issuer of the property and the entity for whom the taxpayer rendered the services underlying the transfer of property.

(8)	This statement is executed as of ___________________, 2014.

Taxpayer	Spouse (if any)

This election form must be filed with the Internal Revenue Service Center with which Taxpayer files his or her federal income tax returns. The filing must be made within thirty (30) days after the date of the transfer of the property (the exchange date). This filing should be made by registered or certified mail, return receipt requested. The Taxpayer must retain two (2) copies of the completed form for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.

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